EXHIBIT 10.04

INTERNATIONAL FLAVORS & FRAGRANCES INC.

2010 Stock Award and Incentive Plan

As Amended and Restated February 6, 2014

1.    Purpose. The purpose of the 2010 Stock Award and Incentive Plan (the “Plan”) is to aid International Flavors & Fragrances Inc., a New York corporation (the “Company,”) (which term shall include successors and assigns), in attracting, retaining, motivating and rewarding directors, employees, and other individuals who contribute to the success of the Company and its Affiliates, by authorizing awards to incentivize such individuals to perform at the highest level, to strengthen the mutuality of interests between such individuals and the Company’s shareholders and, in general, to further the best interests of the Company and its shareholders.

2.    Definitions. In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)“Affiliate” means any corporation, partnership, limited liability company, association, trust, or other organization which, directly or indirectly, is controlled by the Company.

(b)Annual Incentive Award” means an annual Performance Award as described in Section 7, based on performance during a fiscal year or a portion thereof.

(c)    “Annual Limit” has the meaning defined in Section 5(b).

(d)    “Award” means any Option, SAR, Restricted Stock, Restricted Stock Unit, Deferred Stock, Other Stock‑based or cash award, Annual or Long-Term Incentive Award or other Performance Award, or any other Award permitted to be granted to a Participant under the Plan, which may be denominated or settled in Stock, cash or in such other forms as permitted hereunder.
(e)    “Award Agreement” means an agreement (whether in written or electronic form) or other instrument or document evidencing an Award granted under the Plan.

(f)    “Beneficiary” means a person or entity that a Participant designates in writing to the Company to receive payments or benefits or exercise rights under the Plan in the event of the Participant’s death. If no such person or entity is named or there is no surviving designated Beneficiary, such individual’s Beneficiary shall be the individual’s estate.

(g)    “Board” means the Company’s Board of Directors.

(h)    “Cause” has the meaning defined in any employment or severance agreement between the Company or its Affiliate and the Participant then in effect or, if none, as defined under the severance policy applicable to the Participant at the time of separation.

(i)    “Change in Control” has the meaning defined in Section 9.

(i)    “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code or regulation (including a proposed regulation) thereunder shall include any successor provisions and regulations and reference to regulations includes any applicable guidance or pronouncement of the Department of the Treasury or Internal Revenue

Service.

(k)    “Committee” means the Compensation Committee of the Board (or a successor to such committee designated by the Board).

(l)     “Covered Employee” means an individual who is (i) a “covered employee” within the meaning of Section 162(m)(3) of the Code, or any successor provision thereto and (ii) any individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected to be a “Covered Employee” with respect to the taxable year of the Company in which any applicable Award will be paid.

(m)    “Deferred Stock” means a right, described in Section 6(e), to receive Stock or other Awards or a combination thereof at the end of a specified deferral period.

(n)    “Disability” means a condition that entitles the Participant to long term disability benefits under any applicable Company disability plan, any successor plan, or as defined under any applicable local laws, rules, or regulations.

(o) “Dividend Equivalent” means a right to receive cash, Shares, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock.

(p)    “Early Retirement” means the retirement at the election of the Participant after attaining the age 55 plus ten years of service to the Company or an Affiliate.

(q)    “Effective Date” means the effective date specified in Section 11(n).

(r)    “Eligible Person” has the meaning specified in Section 5.

(s)    “ESP” means the Company’s Executive Separation Policy, as such policy may be amended from time to time.

(t)    “Excess Compensation” has the meaning specified in Section 10.

(u)    “Exchange Act” means the Securities Exchange Act of 1934, as amended (including any successor provisions and rules).

(v)    “Fair Market Value“ means, unless otherwise required by any applicable provision of the Code or any regulations issued hereunder, as of any date, the last sales price reported for a share of Stock on the applicable date: (i) as reported on the principal national securities exchange in the United States on which a share of Stock is then traded or (ii) if a share of Stock is not traded, listed or otherwise reported or quoted, the Committee shall determine in good faith the fair market value in whatever manner it considers appropriate taking into account the requirements of Section 409A of the Code. For purposes of a grant of any Award, the applicable date shall be the trading day immediately prior to the date on which the Award is granted. For purposes of the exercise of any Award, the applicable date shall be the date a notice of exercise is received by the Company or its designee, as applicable, or, if not a day on which the applicable market is open, the next day that it is open.

(w)    “Forfeiture Event” means the events described in Section 10(a) hereunder.

(x)    “Good Reason” has the meaning defined in any employment or severance agreement between the Company, or an Affiliate and the Participant then in effect or, if none, as defined under the severance policy applicable to the Participant at the time of separation.

(y)     “Incentive Stock Option” or “ISO” means any Option designated as an incentive stock option within the meaning of Code Section 422 or any successor provision thereto and qualifying thereunder.

(z)    “Long-Term Incentive Award” means a long-term Performance Award as described in Section 7 that is based on performance during a fiscal year or longer period as may be determined by the Committee.

(aa)    “Normal Retirement” means retirement at the election of the Participant after attaining age 62 or such earlier “Normal Retirement” date under the terms of the applicable Company or Affiliate pension or retirement plan.

(bb)    “Option” means a right, as described in Section 6(b), to purchase Stock or other Awards, including an ISO, at a specified price during a specified time period.

(cc)    “Other Stock-Based Awards” means Stock-based Awards described in Section 6(f).

(dd)    “Participant” means a recipient of an Award granted under the Plan.

(ee)    “Performance Award” means a performance-based Award described in Section 7.

(ff)    “Performance Goal” has the meaning specified in Section 7(a).

(gg)    “Performance Period” has the meaning specified in Section 7(a).

(hh)    “Qualified Member” means a member of the Committee who is a “Non-Employee Director” within the meaning of Rule 16b-3 and an “outside director” within the meaning of Code Section 162(m).

(ii)    “Restricted Stock” means restricted Stock as described in Section 6(d).

(jj)    “Restricted Stock Unit” or “RSU” means a right as described in Section 6(d) that, to the extent vested, entitles a Participant to receive a share of Stock or the Fair Market Value of a share of Stock in cash or a combination thereof.

(kk)    “Rule 16b‑3” means Rule 16b-3, as from time to time in effect and applicable to Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(ll)    “Stock” or “Share” means the Company’s Common Stock, par value 12½ ¢ per share, and any other equity securities of the Company that may be substituted or re-substituted for Stock pursuant to Section 11(c).

(mm)    “Stock Appreciation Rights” or “SARs” means rights as described in Section 6(c) which include stock-settled appreciation rights (“SSARs”).

(nn)    “2000 Plan” means the 2000 Stock Award and Incentive Plan.

3.    Administration.

(a)    Authority of the Committee. The Plan shall be administered by the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to (i) select Eligible Persons to become Participants; (ii) grant Awards; (iii) determine the type and number of Awards, the dates on which Awards may be granted or exercised, including the dates on which the risk of forfeiture or deferral period relating to Awards shall lapse or terminate, the acceleration of any such dates, the expiration date of any Award, whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock (including Stock deliverable in connection with the Award), other Awards, or other property, and other terms and conditions of, and all other matters relating to, Awards; (iv) prescribe documents evidencing or setting terms of Awards (such Award Agreements need not be identical for each Participant), amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto; (v) construe and interpret the Plan and Award Agreements and correct defects, supply omissions or reconcile inconsistencies therein; (vi) make determinations regarding repayment and forfeiture of Awards, and (vii) make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. No action of the Committee under the Plan shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any qualification standard set forth in the Committee Charter, this Plan, or as required by the SEC or the New York Stock Exchange. The Board may perform any function of the Committee hereunder (except to the extent limited under applicable New York Stock Exchange or other applicable rules or regulations), in which case the term “Committee” shall refer to the Board. Decisions of the Committee (or the Board, as applicable) with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, Beneficiaries, transferees under Section 11(b) and other persons claiming rights from or through a Participant, and shareholders. The foregoing notwithstanding, any grant of an Award to a non-employee director shall be approved, or granted by the Board; provided, however, that the Committee shall recommend (or jointly approve) such awards or policies to the Board, and the Committee retains the full independent authority conferred under the Plan with respect to other aspects of non-employee director awards.

(b)    Manner of Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, (i) any action of the Committee relating to an Award intended by the Committee to qualify as “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder may be taken by a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members, and (ii) any action relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company may be taken either by such a subcommittee, by the Committee, or by the Board but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action, provided that, upon such abstention or recusal, the Committee or the Board remains composed of two or more Qualified Members. The Committee otherwise may act through a subcommittee or with members of the Committee abstaining or recusing themselves to ensure compliance with regulatory requirements or to promote effective governance as determined by the Committee. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of any member, shall be the action of the Committee for purposes of the Plan. The Committee may delegate to officers or managers of the Company or any Affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including but not limited to administrative functions, as the Committee may determine, to the extent that such delegation (i) will not result in the loss of an exemption under Rule 16b-3(d) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company, (ii) will not cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify, (iii) will not result in a related-person transaction with an executive officer required to be disclosed under Item 404(a) of Regulation S-K (in accordance with Instruction 5.a.ii thereunder) under the Exchange Act, and (iv) is permitted under applicable provisions of the New York Business Corporation Law and other applicable laws and regulations.

(c)    Limitation of Liability. The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or employee of the Company or its Affiliate, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company or its Affiliate acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action, interpretation or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, interpretation or determination.

4.    Stock Subject to Plan.

(a) Overall Number of Shares Available for Delivery. Subject to adjustment as provided in Section 11(c), the total number of Shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be 2,000,000 Shares plus the number of remaining shares reserved for equity awards under the Company’s 2000 Plan which have not been issued and delivered under the 2000 Plan, including such 2000 Plan Shares (and 2000 Supplemental Stock Award Plan shares) as may become available in accordance with Section 4(b) hereof; provided, however, that the total number of Shares with respect to which ISOs may be granted shall not exceed 2,000,000. Any Shares of Stock delivered under the Plan shall consist of authorized and unissued Shares or treasury Shares.

(b) Share Counting Rules. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments in accordance with this Section 4(b). Shares shall be counted against those reserved to the extent such shares have been delivered and are no longer subject to a risk of forfeiture. Accordingly, (i) to the extent that an Award under the Plan or an award under the 2000 Plan or 2000 Supplemental Stock Award Plan, in whole or in part, is canceled, expired, forfeited, settled in cash, settled by delivery of fewer Shares than the number underlying the Award or award, or otherwise terminated without delivery of Shares to the Participant, the Shares retained by or returned to the Company will not be deemed to have been delivered under the Plan and will be deemed to remain or to become available under this Plan; and (ii) Shares that are withheld from such an Award or an Award separately surrendered by the Participant in payment of the exercise price or taxes relating to such an Award shall be deemed to constitute Shares not delivered and will be deemed to remain or to become available under the Plan. The Committee may determine that Awards may be outstanding that relate to more Shares than the aggregate remaining available under the Plan so long as Awards will not in fact result in delivery and vesting of Shares in excess of the number then available under the Plan.

In addition, in the case of any Award granted in assumption of or substitution for an award of a company or business acquired by the Company or its Affiliate, Shares delivered or deliverable in connection with such assumed or substitute Award shall not be counted against the number of Shares reserved under the Plan (such assumed or substitute Awards may be administered under the Plan, however). This Section 4(b) shall apply to the number of Shares reserved and available for ISOs only to the extent consistent with applicable regulations relating to ISOs under the Code. To the extent that the 2000 Plan authorizes grants relating to Shares remaining available and Shares recaptured under the 1997 Employee Stock Option Plan, such Shares will be deemed to be available under the 2000 Plan and, therefore, available under this Plan to the extent provided in this Section 4.

5.    Eligibility; Per‑Person Award Limitations.

(a)    Eligibility. Awards may be granted under the Plan only to Eligible Persons. For purposes of the Plan, an “Eligible Person” means any employee, director, consultant or individual who provides services to the Company or its Affiliate. Notwithstanding the foregoing, only employees of the Company or its Affiliates are eligible to be granted ISOs under the Plan. Eligibility for grant of Awards under the Plan and actual participation in the Plan shall be determined by the Committee in its sole discretion. Furthermore, any individual who has agreed to accept employment by, or provide services to, the Company or its Affiliate shall be deemed to be eligible for Awards hereunder as of the date of such acceptance of employment; provided that the grant of Awards under the Plan and actual participation in the Plan shall be determined by the Committee in its sole discretion and further provided that vesting and exercise of Awards granted to such individuals are conditioned upon such individual actually becoming an employee of, or providing services to, the Company or an Affiliate.

(b)    Per-Person Award Limits. In each calendar year or part thereof during which the Plan is in effect, an Eligible Person may be granted Awards intended to qualify as “performance-based compensation” under Code Section 162(m) under the Plan up to his or her Annual Limit. A Participant’s “Annual Limit,” in any year shall equal one million shares plus the amount of the Participant’s unused Annual Limit relating to stock-denominated Awards as of the close of the previous year, subject to adjustment as provided in Section 11(c). In the case of cash-denominated Awards or other Awards which are not valued in a way in which the limitation set forth in the preceding sentence would operate as an effective limitation satisfying applicable law (including Treasury Regulation 1.162-27(e)(4)), an Eligible Person may not be granted Awards authorizing the earning during any calendar year of an amount that exceeds the Eligible Person’s Annual Limit, which for this purpose shall equal $5 million (in U.S. dollars) plus the amount of the Eligible Person’s unused cash Annual Limit as of the close of the previous year (this limitation is separate and not affected by the number of Awards granted during such calendar year subject to the limitation in the preceding sentence). For purposes of this Section 5(b), (i) “earning” means satisfying performance conditions so that an amount becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition, and (ii) a Participant’s Annual Limit is used to the extent an amount or number of Shares may be potentially earned or paid under an Award (at the maximum designated amount for such Awards), regardless of whether such amount or Shares are in fact earned or paid.

6.    Types and Terms of Awards.

(a)    General. Awards may be granted on the terms and conditions set forth in this Plan. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Sections 11(e) and 11(i)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan (subject to Section 11(i) and the terms of the applicable Award Agreement). The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the New York Business Corporation Law, and may otherwise require payment of consideration for an Award except as limited by the Plan.

(b)    Options. The Committee is authorized to grant Options to Eligible Persons on the following terms and conditions and with such additional terms and conditions consistent with the provisions of the Plan, as the Committee shall determine:

(i)    Exercise Price. The exercise price per share of Stock purchasable under an Option (including both ISOs and non-qualified Options) shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Option.

(ii)    Option Term; Time and Method of Exercise. The Committee shall determine the term of each Option, provided that in no event shall the term of any Option exceed a period of ten years from the date of grant. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of Performance Goals and/or future service requirements), the methods by which such exercise price may be paid or deemed to be paid and the form of such payment (subject to Sections 11(h) and 11(i)), including, without limitation, cash, Stock, Stock deliverable to the Participant upon exercise of the Award, other Awards or awards granted under other plans of the Company or any Affiliate, or other property (including through “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by or forms in which Stock will be delivered or deemed to be delivered in satisfaction of Options to Participants (including, in the case of Awards subject to Code Section 409A, deferred delivery of Shares subject to the Option at the election of the Participant or as mandated by the Committee, with such deferred Shares subject to any vesting, forfeiture or other terms as the Committee may specify).

(iii)    ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Code Section 422.

(c)    Stock Appreciation Rights. The Committee is authorized to grant SARs to Eligible Persons on the following terms and conditions:

(i)    Right to Payment. A SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee, but which in no event will be less than 100% of the Fair Market Value of a share of Stock on the date of grant of the SAR.

(ii)    Other Terms The Committee shall determine the term of each SAR, provided that in no event shall the term of any SAR exceed a period of ten years from the date of grant. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of Performance Goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, and the method by or forms in which Stock will be delivered or deemed to be delivered to Participants.

(d)    Restricted Stock and Restricted Stock Units. The Committee is authorized to grant Restricted Stock and Restricted Stock Units to Eligible Persons on the following terms and conditions:

(i)    Grant and Restrictions. Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, transferability and risk of forfeiture), where such restrictions may lapse separately or in combination at such times, under such circumstances as the Committee may deem appropriate. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee). The Committee may in its discretion, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all restrictions with respect to Restricted Stock or Restricted Stock Units.

(ii)    Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may require that any dividends paid on a share of Restricted Stock shall be either (A) paid with respect to such Restricted Stock at the dividend payment date in cash, in kind, or in a number of Shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) automatically reinvested in additional Restricted Stock or held in kind, which shall be subject to the same terms as applied to the original Restricted Stock to which it relates, or (C) deferred as to payment, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in shares of Deferred Stock, other Awards or other investment vehicles, subject to such terms as the Committee shall determine or permit a Participant to elect. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed. The Committee in its discretion may award Dividend Equivalents with respect to Awards of Restricted Stock Units.

(e)    Deferred Stock. The Committee is authorized to grant Deferred Stock to Eligible Persons, which are rights to receive Stock, other Awards, or a combination thereof at the end of a specified deferral period, subject to the following terms and conditions:

(i)Award and Restrictions. Issuance of Deferred Stock will occur upon expiration of the deferral period specified for an Award of Deferred Stock. In addition, Deferred Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of Performance Goals and/or future service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter. Deferred Stock may be satisfied by delivery of Stock, other Awards, or a combination thereof, as determined by the Committee at the date of grant or thereafter.
(ii)Dividend Equivalents. The Committee in its discretion may award Dividend Equivalents with respect to Awards of Deferred Stock.

(f) Other Stock‑Based and Cash Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be made in cash, or denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock or factors that may influence the value of Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or business units thereof, Stock or cash awarded as a bonus and not subject to restrictions or conditions, or any other factors designated by the Committee. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(f) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(f). Additionally, the Committee is authorized to grant Stock or cash as a bonus, or to grant Stock or other Awards in lieu of obligations of the Company or its Affiliate to pay cash or deliver other property under the Plan as determined by the Committee.

(g) Performance Awards. Performance Awards, denominated in cash or in Stock or other Awards may be granted by the Committee in accordance with Section 7.

7.    Performance Awards.

(a)    Performance Awards Generally. The Committee may grant a Performance Award in the form of an Annual Incentive Award, Long-Term Incentive Award, or in such other form, as determined by the Committee, in its sole and absolute discretion, and as provided hereunder to an Eligible Person payable upon the attainment of specific performance conditions as may be specified by the Committee (the “Performance Goals”), at the end of the specified performance period (the”Performance Period”). The Committee may grant Performance Awards that are intended to qualify as “performance-based compensation” under Code Section 162(m), as well as Performance Awards that are not intended to qualify as “performance-based compensation” under Code Section 162(m). With respect to Performance Awards that are intended to qualify as “performance-based compensation” under Code Section 162(m), the Committee shall condition the right to payment of any Performance Award upon the attainment of pre-established Performance Goals established pursuant to Section 7(b).

(b)     Terms and Conditions. Performance Awards awarded pursuant to this Section 7 shall be subject to the following terms and conditions:
(i)     Earning of Performance Award. At the expiration of the applicable Performance Period, the Committee shall determine the extent to which the Performance Goals established pursuant to this Section 7(b) are achieved and the percentage of each Performance Award that has been earned.
(ii)     Objective Performance Goals, Formulae or Standards. With respect to Performance Awards that are intended to qualify as “performance-based compensation” under Code Section 162(m), the Committee shall establish the objective Performance Goals for the earning of Performance Awards based on a Performance Period applicable to each Participant or class of Participants in writing, not later than the time period specified in Section 7(b)(iv). To the extent that any such provision would create impermissible discretion under Code Section 162(m) or otherwise violate Code Section 162(m), such provision shall be of no force or effect, with respect to Performance Awards that are intended to qualify as “performance-based compensation” under Code Section 162(m).

(iii)    Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified Affiliates or other business units of the Company shall be used by the Committee in establishing Performance Goals for such Performance Awards:

(1)	net sales or revenues;

(2)	earnings measures, including earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items;

(3)	net income or net income per common share (basic or diluted);

(4)	return measures, including return on assets (gross or net), return on investment, return on capital, or return on equity;

(5)	cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital;

(6)	net economic profit (operating earnings minus a charge for capital) or economic value created;

(7)	operating margin or profit margin;

(8)	shareholder value creation measures, including stock price or total shareholder return;

(9)	dividend payout levels, including as a percentage of net income; and

(10)
strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, total market capitalization, agency ratings of financial strength, completion of capital and borrowing transactions, business retention, new product development, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of Affiliates or joint ventures.

The targeted level or levels of performance with respect to such business criteria may be established at such levels and on such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(iv)    Timing for Establishing Performance Goals; Maximum Award. A Performance Goal shall be established not later than the earlier of (A) 90 days after the beginning of any Performance Period applicable to such Performance Award and (B) before more than 25% of such Performance Period has elapsed. In all cases, the maximum Performance Award of any Participant shall be subject to the limitation set forth in Section 5(b).

(v)    Performance Award Pool. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a Performance Goal or Goals based on one or more of the business criteria set forth in Section 7(b)(iii) during the given Performance Period, as specified by the Committee in accordance with Section 7(b)(iv). The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.
(vi)    Settlement of Performance Awards; Other Terms. Settlement of Performance Awards may be in cash, Stock, other Awards or in such other form as determined by the Committee in its sole and absolute discretion. The Committee may, at its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 7(b). Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Code Section 162(m). The Committee shall specify the circumstances (if any) in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a Change in Control) prior to the end of a Performance Period.

(c)    Written Determinations. Determinations by the Committee as to the establishment of Performance Goals, the amount potentially payable in respect of Performance Awards, the level of actual achievement of the specified Performance Goals relating to Performance Awards, the level of hypothetical funding of the Performance Award Pool and the amount of any final Performance Award shall be recorded in writing in the case of Performance Awards intended to qualify under Code Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Code Section 162(m), prior to settlement of each such Award granted to a Covered Employee, that the Performance Goal relating to the Performance Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

8.    Certain Provisions Applicable to Awards.

(a)    Stand‑Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or, subject to the restriction on repricing in Section 11(e), in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Affiliate, or any business entity to be acquired by the Company or an Affiliate, or any other right of a Participant to receive payment from the Company or any Affiliate; provided, however, that an Award subject to Code Section 409A may not be granted in tandem with an Award not subject to Code Section 409A. Awards granted in addition to or in tandem with any other Awards may be granted either as of the same time as or a different time from the grant of such other Awards. Subject to Section 11(i) and subject to the restriction on repricing in Section 11(e), the Committee may determine that, in granting a new Award, the in‑the‑money value or fair value of any surrendered Award or award may be applied to reduce the exercise price of any Option, grant price of any SAR, or purchase price of any other Award.

(b)    Term of Awards. The term of each Award shall be for such period as may be determined by the Committee, subject to the express limitations set forth in Sections 6(b)(ii) and 6(c)(ii) and elsewhere in the Plan.
(c)    Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan (including Section 11(i)) and any applicable Award Agreement, payments to be made by the Company or its Affiliate upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events (subject to Section 11(i)). Installment or deferred payments may be required by the Committee (subject to Section 11(e)) or permitted at the election of the Participant on terms and conditions established by the Committee. In the case of any Award subject to Code Section 409A that is vested and no longer subject to a risk of forfeiture (within the meaning of Code Section 409A), such Award will be distributed to the Participant, upon application of the Participant, if the Participant has had an unforeseeable emergency within the meaning of Code Sections 409A(a)(2)(A)(vi) and 409A(a)(2)(B)(ii).

(d)    Award Agreements, Evidence of Awards and Acceptance of Award Terms. The Committee shall determine the appropriate instrument to document the issuance of an Award, including but not limited to the issuance of an Award Agreement. Except as otherwise determined by the Committee, the Award Agreement or other instrument shall describe the specific terms and conditions of the Award, and may, subject to the terms of the Plan, describe the amount and form of the Award, vesting requirements, Performance Goals and Performance Periods, payment terms, rights upon termination of employment (including Early Retirement and Normal Retirement), or provision of services by the Participant, and other terms specific to the Award. A Participant may be required to accept the terms of the Award and agree to be bound by the terms and conditions of the Plan and the applicable Award Agreement in order for an Award to become effective.

(e)    Vesting and Other Conditions. Except as otherwise determined by the Committee or as set forth in an Award Agreement or other evidence of an Award, any Awards subject to a vesting or other condition, including any service-based, performance-based or other vesting condition determined by the Committee, shall be forfeited when it is determined that such condition can no longer be satisfied. Further, a Participant’s rights to and interest in any forfeited Restricted Stock, Restricted Stock Units or any other Awards will terminate and expire without consideration and will be re-acquired by the Company, where applicable. Notwithstanding the above, the Committee reserves the right to waive, in whole or part, any vesting or other condition under certain circumstances.

(f)     Certificates for Stock. Any Award of Stock granted under the Plan may be evidenced in such manner as the Committee shall determine, including by issuing certificates or using book-entry. If the Committee evidences Awards using Stock certificates, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions, if applicable, to such Stock Award, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Stock Award.

(g)    Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

(h)     Dividends and Dividend Equivalents. The Committee may grant Dividend rights and Dividend Equivalents in connection with Awards, on terms and with restrictions as determined by the Committee. Such terms and restrictions may include payment in cash, in kind or in Shares, deferral of payment, reinvestment requirements or other provisions.

(i)    No Personal Loans or Reloads. No Award shall provide for a personal loan to a Participant, including for payment of the exercise price of an Option or withholding taxes relating to any Award. No term of an Award shall provide for automatic “reload” grants of additional Awards upon exercise of an Option or SAR or otherwise as a term of an Award.

(j)    Exemptions from Section 16(b) Liability. With respect to a Participant who is then subject to the reporting requirements of Section 16(a) of the Exchange Act in respect of the Company, the Committee shall implement transactions under the Plan and administer the Plan in a manner that is intended to ensure that each transaction with respect to such a Participant is exempt from liability under Rule 16b-3 or otherwise not subject to liability under Section 16(b), except that this provision shall not apply to sales by such a Participant, and such a Participant may engage in other non-exempt transactions under the Plan. Unless otherwise specified by the Participant, equity securities or derivative securities acquired under the Plan which are disposed of by a Participant shall be deemed to be disposed of in the order acquired by the Participant.

9.    Change in Control.

(a)    Effect of “Change in Control” on Non-Performance Based Awards.

(i)    In the case of Awards granted before December 14, 2010, in the event of a “Change in Control,” the following provisions shall apply to Awards that are not Performance Awards, including Awards as to which performance conditions previously have been satisfied or are deemed satisfied under Section 9(b), unless otherwise provided by the Committee in an Award Agreement or otherwise, subject to Section 11(e), the ESP, a successor policy in which a Participant participates or other agreement between the Company and the Participant governing the Award:

(A)
All deferral of settlement, forfeiture conditions and other restrictions applicable to Awards shall lapse (other than as set forth in Section 10 hereof) and such Awards shall be fully payable as of the time of the Change in Control without regard to deferral and vesting conditions, except to the extent of any waiver by the Participant or other valid express election to defer beyond a Change in Control and subject to applicable restrictions set forth in Section 11(a); provided, however, that, in the case of an Award subject to Code Section 409A, the end of any deferral period and settlement of the Award shall occur only if the Change in Control is a Change in Control as defined in Section 9(c) and Code Section 409A (but forfeiture conditions relating to such Award will lapse), and any waiver or express election to defer such Award subject to Code Section 409A shall be subject to the terms of Section 11(i); and

(B)
Any Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested as of the time of the Change in Control and shall remain exercisable and vested for the applicable period provided under any Award Agreement (i.e., provisions terminating the Award at specified times following termination of employment will continue to apply) and subject to applicable restrictions set forth in Section 11(a) and, in the case of an Award subject to Code Section 490A, applicable restrictions in the Award Agreement which shall meet the requirements of Section 11(i) and other requirements of Code Section 409A.

(ii)    In the case of Awards granted on or after December 14, 2010, in the event that the Participant’s employment is terminated not for Cause by the Company or an Affiliate within two years after a Change in Control, the following provisions shall apply to Awards that are not Performance Awards, including Awards as to which performance conditions previously have been satisfied or are deemed satisfied under Section 9(b), unless otherwise provided by the Committee in an Award Agreement or otherwise, subject to Section 11(e), the ESP if the Participant is a participant in the ESP or other agreement between the Company and the Participant governing the Award:

(A) All deferral of settlement, forfeiture conditions and other restrictions applicable to Awards shall lapse and such Awards shall be fully payable as of the time of such termination without regard to deferral and vesting conditions, except to the extent of any waiver by the Participant or other valid express election to defer beyond such termination and subject to applicable restrictions set forth in Section 11(a)); provided, however, that, in the case of an Award subject to Code Section 409A, the end of any deferral period and settlement of the Award shall be subject to the terms of Section 11(i); and

(B) Any Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested as of the time of such termination and shall remain exercisable and vested for the applicable period provided under the Award Agreement (i.e., provisions terminating the Award at specified times following termination of employment will continue to apply) and subject to applicable restrictions set forth in Section 11(a) and, in the case of an Award subject to Code Section 409A applicable restrictions in the Award Agreement which shall meet the requirements of Section 11(i) and other requirements of Code Section 409A.

(iii)    In the case of an Option granted at any time, the Committee may, in its discretion and the provisions of (i) and (ii) above notwithstanding, determine to extend to a Participant who holds the Option the right to elect, in lieu of acquiring the shares of Stock covered by such Option, to receive in cash the excess of the Fair Market Value per Share at the date the Company and the Participant have mutually agreed to the surrender of the Award, multiplied by the number of shares of Stock covered by such Award, such surrender to occur simultaneously with the Change in Control or at a date specified by the Committee relating to the Change in Control, subject to the provisions of Section 11(i) and Code Section 409A.

(b)    Effect of “Change in Control” on Performance-Based Awards. In the event of a “Change in Control,” with respect to an outstanding Performance Award, the relevant Performance Goals shall be deemed to be met or exceeded if and to the extent so provided by the Committee or as otherwise set forth in the Award Agreement, the ESP or other terms governing such Award or other agreement with the Participant. For any portion of a Performance Award deemed earned in such case, the provisions of Section 9(a) will apply unless otherwise provided in such Award Agreement or, subject to Section 11(e), the ESP or other agreement between the Company and the

Participant governing the Award.

(c)    Definition of “Change in Control.” A “Change in Control” shall be deemed to have occurred if, after the Effective Date, there shall have occurred any of the following:

(i)    Any “person,” as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), acquires voting securities of the Company and immediately thereafter is a “50% Beneficial Owner.” For purposes of this provision, a “50% Beneficial Owner” shall mean a person who is the “beneficial owner” (as defined in Rule 13d‑3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then‑outstanding voting securities; provided, however, that the term “50% Beneficial Owner” shall not include any person who shall become the beneficial owner of 50% or more of the combined voting power of the Company’s then-outstanding voting securities solely as a result of an acquisition by the Company of its voting securities, until such time thereafter as such person shall become the beneficial owner (other than by means of a stock dividend or stock split) of any additional voting securities and becomes a 50% Beneficial Owner in accordance with this Section 9(c)(i));

(ii)     Individuals who on January 1, 2010 constitute the Board, and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election consent, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on January 1, 2010 or whose election or nomination for election was previously so approved or recommended, cease for any reason to constitute at least a majority thereof;

(iii)     There is consummated a merger, consolidation, recapitalization, or reorganization of the Company, or a reverse stock split of any class of voting securities of the Company, if, immediately following consummation of any of the foregoing, either (A) individuals who, immediately prior to such consummation, constitute the Board do not constitute at least a majority of the members of the board of directors of the Company or the surviving or parent entity, as the case may be, or (B) the voting securities of the Company outstanding immediately prior to such recommendation do not represent (either by remaining outstanding or by being converted into voting securities of a surviving or parent entity) at least 50% or more of the combined voting power of the outstanding voting securities of the Company or such surviving or parent entity; or

(iv)     The shareholders of the Company have approved a plan of complete liquidation of the Company and there occurs a distribution or other substantive step pursuant to such plan of complete liquidation, or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction have a similar effect), and in each case all material contingencies to the completion of the transaction have been satisfied or waived.

10.    Forfeiture and Clawback.

(a)    Forfeiture and Clawback of Awards. Unless otherwise determined by the Committee, each Award granted to a Participant who is designated by the Company as grade level 7 or above, regardless of the time of the receipt of the Award (and whether such receipt is due to accelerated vesting or part of any Severance Payments and Benefits (as defined in the ESP)), shall be subject to the forfeiture and clawback provisions set forth in this Section 10. The events described in subsections (i), (ii), and (iii) shall each be considered a Forfeiture Event.

(i)    Covenant and Policy Violations. If a Participant:

(A)    acting directly or indirectly, during the period of employment or service or within 24 months after separation of employment or service to the Company or an Affiliate (1) solicits, induces, diverts, employs or retains, or interferes with or attempts to influence the relationship of the Company or any of its Affiliates, with any person or entity that is or was, during the last twelve (12) months of the Participant’s employment or service with the Company, (i) an employee of the Company or any of its Affiliates or (ii) a person engaged to provide services to the Company or any of its Affiliates; or (2) interferes with or attempts to influence the relationship of the Company or any of its Affiliates with any customer, supplier or other person with whom the Company or any of its Affiliates does business; or
(B)    directly or indirectly, during the period of employment or service to the Company or an Affiliate, or within 12 months after separation of employment or service, becomes employed by, renders services for, serves as an agent or consultant to, or becomes a partner, member, principal, stockholder or other owner of any of the following entities: Firmenich, S.A., Givaudan, S.A., V. Mane Fils, S.A., Robertet, S.A., Symrise A.G., Takasago International Corporation, Wild Flavors GmbH, or any of their respective Affiliates; or
(C)    at any time (1) discloses any Confidential Information (as defined below) to any person (other than, only with respect to the period that the Employee is employed by the Company or an Affiliate, to an employee or outside advisor of the Company or such Affiliate who requires such information to perform his or her duties for the Company or an Affiliate) or (2) uses, sells or otherwise transfers, any Confidential Information for Employee’s own benefit or the benefit of any third party. “Confidential Information,” shall mean confidential, proprietary or commercially sensitive information relating to the Company, its Affiliates, or their employees, board members, customers, vendors, or other business partners and their businesses, operations, or affairs, including, without limitation, information relating to products, formulations, protocols, processes, designs, formulae, ideas, know-how, test methods, evaluation techniques, patents, trade secrets, scientific or technical data, regardless of the form in which it is maintained or provided, orally or in writing, whether prepared by the Company, a third party or Employee, together with all analyses, compilations, notes and other documents; or

(D)    at any time fails to cooperate with the Company or any Affiliate by making himself or herself available to testify on behalf of the Company or such Affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, or otherwise fails to assist the Company or any Affiliate in any such action, suit, or proceeding by providing information and meeting and consulting with members of management of, other representatives of, or counsel to, the Company or such Affiliate, as reasonably requested; or

(E)     engages, during the period of employment or service to the Company or an Affiliate, in willful misconduct or violation of a Company policy that is materially detrimental to the Company or any Affiliate, as determined by the Committee in its sole discretion, then, the Participant shall forfeit or repay, as the case may be, all Awards, including equity-based Awards and cash Awards, Performance Awards, Annual Incentive Awards, Long-Term incentive Awards, equity choice Awards or any other Awards, whether such Awards are vested or unvested, paid or unpaid, that were granted or paid during the 24-month period immediately prior to the Participant’s first act or omission that violates any of Section 10(a)(i)(A) through Section 10(a)(i)(E) above, through the date on which the Company discovers the Participant’s last violation.

    (ii) Accounting Restatements and Misstatements. If the Company is required to prepare an accounting restatement, or if the Company determines that it has misstated its financial results, whether or not as a result of misconduct on the part of the Participant, then the Participant shall forfeit or repay the Excess Compensation in respect of all Awards, including equity-based Awards and cash Awards, Performance Awards, Annual Incentive Awards, Long-Term Incentive Awards, equity choice Awards or any other Awards, whether such Awards are vested or unvested, paid or unpaid, that were granted or paid during the 12-month period covered by such misstated financial statement through the later of (A) the date of the filing of a restatement where an accounting restatement is required to be filed; (B) the date of the discovery of the misstated financials where any accounting restatement is not required to be filed; or (C) any later date as may be required by applicable law, including the Dodd–Frank Wall Street Reform and Consumer Protection Act .

For purposes of this Section 10(a) (ii), the term “Excess Compensation” means with respect to each Award, the difference between (A) the Fair Market Value of the cash or stock paid to or received by the Employee with respect to an Award less (B) the Fair Market Value of the cash or stock that would have been paid to or received by the Employee had the financial statements requiring the misstatement or restatement been properly stated, as determined by the Committee in its sole discretion.
(iii) Clawback and Recoupment Provisions Required by Law. Any clawback or recoupment provisions required by law, including under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any rules or regulations thereunder, shall apply to the Awards paid or payable under this Plan.

(b)     Forfeiture and Repayment. Any Award subject to forfeiture under this Section 10 will be forfeited immediately upon written notice to the Participant from the Company. Any Award subject to repayment by the Participant must be repaid by the Participant (less any amount paid by the Participant to the Company as a condition of or in connection with settlement of the Award) to the Company, in the manner and on such terms and conditions as shall be required by the Company by written notice to Participant.

(c)      Agreement Does Not Prohibit Competition or Other Participant Activities. Although the conditions set forth in Section 10(a)(i)(B) shall be deemed to be incorporated into an Award, a Participant is not thereby prohibited from engaging in an activity identified in Section 10(a)(i)(B) solely as a result of such provision. Rather, the non-occurrence of the Forfeiture Events set forth in Section 10(a)(i)(B) is a condition to the Participant’s right to realize and retain value from his or her compensatory Awards, and the consequence under the Plan if the Participant engages in an activity giving rise to any such Forfeiture Event are the forfeitures specified herein. The Company and the Participant shall not be precluded by this provision or otherwise from entering into other agreements concerning the subject matter of Section 10(a)(i)(B).

(d) No Limitation of Rights. Any forfeiture or repayment under this Section 10 is in addition to, and not in lieu of, any other remedies or rights that may be available to the Company under applicable law, including, without limitation, the right to (i) dismiss the Participant, (ii) adjust the future compensation of the Participant, or (iii) take such other action to enforce the Participant’s obligations to Company as the Company may deem appropriate in view of the facts and circumstances surrounding the particular situation.

(e) Committee Discretion. The Committee shall have the authority, in its sole discretion, to interpret and construe the provisions of this Section 10 and to make all determinations with respect hereto, including the determination of whether a Forfeiture Event has occurred, the timing of such Forfeiture Event and the amount and form of any forfeiture or reimbursement to be made to the Company from an Employee. The Committee may consider such factors as it deems relevant in making such determinations, including the factors contributing to the Forfeiture Event, harm or potential harm to the Company, the nature and severity of an Employee’s behavior or conduct, legal and tax considerations and other facts and circumstances relating to a particular situation. All interpretations, constructions and determinations made by the Committee hereunder shall be final and binding on the Company and the Employee and the determinations of the Committee need not be uniform with respect to all Employees or situations. The Committee may waive in whole or in part the Company’s right of recapture or impose additional conditions on an Award granted to an Employee under this Policy.

11.    General Provisions.

(a)    Compliance with Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee and subject to Section 11(i), postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(b)    Limits on Transferability; Beneficiaries. Except as may be permitted by the Committee or as specifically provided in an Award Agreement, (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferrable by a Participant otherwise than by will or to a Beneficiary and (ii) each Award, and each right under any Award, shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. The provisions of this paragraph shall not apply to any Award that has been fully exercised, earned or paid, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

(c)    Adjustments. In the event of any large, special, non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse split, Stock dividend, reorganization, merger, consolidation, spin‑off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event that affects the Stock such that an adjustment is determined by the Committee to be appropriate under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Stock which may be delivered in connection with Awards granted thereafter, including all applicable limitations specified in Section 4(a), (ii) the number and kind of shares of Stock by which annual per‑person Award limitations are measured under Section 5(b), (iii) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards and (iv) the exercise price, grant price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Award. In furtherance of the foregoing, a Participant shall have a legal right to an adjustment to an outstanding Award which constitutes a “share-based payment arrangement” in the event of an “equity restructuring,” as such terms are defined under ASC 718, which adjustment shall preserve without enlarging the value of the Award to the Participant. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and Performance Goals and any hypothetical funding pool relating thereto) in recognition of unusual or nonrecurring events; provided that no such adjustment shall be authorized or made if and to the extent that the existence of such authority (i) would cause Options, SARs, or Performance Awards granted under Section 7 to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder to otherwise fail to qualify as “performance‑based compensation” under Code Section 162(m) and regulations thereunder, or (ii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treasury Regulation § 1.162-27(e)(4)(vi), under the Performance Goals relating to Options or SARs granted to Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.

(d)    Tax Provisions.

(i)    Withholding. The Company and any Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action (including without limitation providing for elective payment of such amounts by the Participant) as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award.

(ii)    Required Consent to and Notification of Code Section 83(b) Election. No election under Code Section 83(b) (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award Agreement or by action of the Committee in writing prior to the effectiveness of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within (10) ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

(iii)    Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b). If any Participant shall make any disposition of shares of Stock delivered pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

(e)    Changes to the Plan and Awards. The Board may amend, suspend or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of shareholders or Participants; provided, however, that any amendment to the Plan shall be submitted to the Company’s shareholders for approval not later than the earliest annual meeting for which the record date is after the date of such Board action if such shareholder approval is required by any federal or state law or regulation or the rules of the New York Stock Exchange or if such amendment would materially increase the number of Shares reserved for issuance and delivery under the Plan, and the Board may otherwise, in its discretion, determine to submit other amendments to the Plan to shareholders for approval. The Committee is authorized to amend outstanding Awards, except as limited by the Plan. The Board and Committee may not amend outstanding Awards (including by means of an amendment to the Plan) without the consent of an affected Participant if such amendment would materially and adversely affect the rights of such Participant under any outstanding Award (for this purpose, actions that alter the timing of federal income taxation of a Participant will not be deemed material unless such action results in an income tax penalty materially adverse to the Participant, and any discretion reserved by the Board or Committee with respect to an Award is not limited by this provision). Without the approval of shareholders, the Committee will not amend or replace previously granted Options or SARs in a transaction that constitutes a “repricing,” which for this purpose means any of the following or any other action that has the same effect:

•	Lowering the exercise price of an Option or SAR after it is granted;

•	Any other action that is treated as a repricing under generally accepted accounting principles;

•
Canceling an Option or SAR at a time when its exercise price exceeds the fair market value of the underlying Stock, in exchange for another Option or SAR, restricted stock, other equity, cash or other property;

provided, however, that the foregoing transactions shall not be deemed a repricing if pursuant to an adjustment authorized under Section 11(c). The Committee shall have no authority to waive or modify any other Award term after the Award has been granted to the extent that the waived or modified term would be then mandatory for a new Award of the same type under the Plan.

(f)    Right of Setoff. The Company or any Affiliate may, to the extent permitted by applicable law and subject to Section 11(i), deduct from and set off against any amounts the Company or its Affiliate may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company, including but not limited to amounts owed under Section 10, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 11(f).

(g)    Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation, as applicable. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(h)    Compliance with Code Section 162(m). It is the intent of the Company that Options and SARs granted to Covered Employees and other Awards designated as Performance Awards to Covered Employees subject to Section 7 shall constitute qualified “performance‑based compensation” within the meaning of Code Section 162(m) and regulations thereunder, unless otherwise determined by the Committee at the time of allocation of an Award. Accordingly, the terms of Sections 7(b) and (c), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee as likely to be a Covered Employee with respect to a specified fiscal year. If any provision of the Plan or any Award Agreement relating to a Performance Award that is designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the applicable performance objectives.

(i)    Compliance with Code Section 409A.

(i)    The Plan is intended to comply with the applicable requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. To the extent that any Award is subject to Code Section 409, it shall be paid in a manner that will comply with Code Section 409A, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the Plan that is inconsistent with Code Section 409A shall be deemed to be amended to comply with Code Section 409A and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void. If a Participant is permitted to elect to defer compensation and in lieu thereof receive an Award, or is permitted to elect to defer any payment under an Award, such election will be permitted only in accordance with the provisions specified in Section 5(b) of the Company’s Deferred Compensation Plan, as amended and restated December 12, 2011 (as from time to time may be amended), subject to any additional limitations as may be necessary for compliance with Code Section 409A.

(ii)    The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Code Section 409A is not so exempt or compliant or for any action taken by the Committee or the Company and, in the event that any amount or benefit under the Plan becomes subject to penalties under Code Section 409A, responsibility for payment of such penalties shall rest solely with the affected Participants and not with the Company.

(iii)     Notwithstanding any contrary provision in the Plan or an Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Code Section 409A) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Code Section 409A) as a result of such employee’s separation from service (other than a payment that is not subject to Code Section 409A) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period.

(iv)    Exercise and Distribution. Except as otherwise provided under Code Section 409A, no Award subject to Code Section 409A shall be exercisable (if the exercise would result in a distribution) or otherwise distributable to a Participant (or his or her beneficiary) except upon the occurrence of one of the following (or a date related to the occurrence of one of the following):

(A) a specified time or a fixed schedule; or

(B) a Separation from Service (within the meaning of Treasury Regulation § 1.409A-1(h) and other applicable rules under Code Section 409A); provided, however, that if the Participant is a “specified employee” under Treasury Regulation § 1.409A-1(i), settlement under this Section 11(i)(iv) shall instead occur at the expiration of the six-month period following separation from service under Section 409A(a)(2)(B)(i). During such six-month delay period, no acceleration of settlement may occur, except (1) acceleration shall occur in the event of death of the Participant, (2), if the distribution date was specified as the earlier of separation from service or a fixed date and the fixed date falls within the delay period, the distribution shall be triggered by the fixed date, and (3) acceleration may be permitted otherwise if and to the extent permitted under Section 409A. In the case of installments, this delay shall not affect the timing of any installment otherwise payable after the six-month delay period. With respect to any Award subject to Code Section 409A, a reference in any agreement or other governing document to a “termination of employment” which triggers a distribution shall be deemed to mean a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h). For purposes of a distribution under Section 11(j)(iv), status of a Participant as a “specified employee” shall be determined annually under the Company’s administrative procedure for such determination for purposes of all plans subject to Code Section 409A; or.

(C)
the death of the Participant; provided, however, that unless a specific time otherwise is stated for payment of a 409A Award upon death, such payment shall occur in the calendar year in which falls the 30th day after death; or

(D)	the date the Participant has experienced a 409A Disability (as defined below); or

(E)	409A Change in Control. The occurrence of a 409A Change in Control (as defined below);

(v)    Changes in Distribution Terms. The Committee may, in its discretion, require or permit on an elective basis a change in the distribution terms applicable to Awards subject to Code Section 409A (and Awards non subject to Code Section 409A that qualify for the short-term deferral exemption under Code Section 409A) in accordance with, and to the fullest extent permitted by, applicable Internal Revenue Service guidance under Code Section 409A.

(vi)    Separate Payments. Unless otherwise specified in the applicable Award Agreement, each vesting tranche of an Award shall be deemed to be a separate payment for purposes of Code Section 409A, and any portion of a vesting tranche that would vest on a pro rata basis in the event of a separation from service on December 31 of a given year, and the remaining portion of such vesting tranche that would not so vest, each shall be deemed to be a separate payment for purposes of Code Section 409A.

(vii)     Time of Distribution. In the case of any distribution of an Award subject to Code Section 409A, if the timing of such distribution is not otherwise specified in the Plan or an Award Agreement or other governing document, the distribution shall be made within 60 days after the date at which the settlement of the Award is specified to occur. In the case of any distribution of an Award subject to Code Section 409A during a specified period following a settlement date, the maximum period shall be 90 days, and the Participant shall have no influence (other than permitted deferral elections) on any determination as to the tax year in which the distribution will be made during any period in which a distribution may be made.

(viii)     No Acceleration. The exercise or distribution of an Award subject to Code

Section 409A may not be accelerated except in the case of one of the following events:

(A)    Unforeseeable Emergency. The occurrence of an Unforeseeable Emergency, as defined in Treasury Regulation 1.409A-3(i)(3). Upon a finding that an Unforeseeable Emergency has occurred with respect to a Participant, any election of the Participant to defer compensation that will be earned in whole or part by services in the year in which the emergency occurred or is found to continue will be immediately cancelled.

(B)    Domestic Relations Order. The 409A Award may permit the acceleration of the exercise or distribution time or schedule to an individual other than the Participant as may be necessary to comply with the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)).

(ix)    Definitions. For purposes of this Section 11(i), the following terms shall be defined as set forth below:

(A)    “409A Change in Control” shall be deemed to have occurred if, in connection with a Change in Control (as defined in Section 9(c)), there occurs a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company (as defined in Treasury Regulation § 1.409A-3(i)(5)).

(B)    “409A Disability” means an event which results in the Participant being (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii), by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or its subsidiaries.

(C)    “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, and otherwise meeting the definition set forth in Treasury Regulation § 1.409A-3(i)(3).

(x)    Release or Other Termination Agreement. If the Company requires a Participant to execute a release, non-competition, or other agreement as a condition to receipt of a payment upon or following a termination of employment, the Company will supply to the Participant a form of such release or other document not later than the date of the Participant’s termination of employment, which must be returned within the minimum time period required by law and must not be revoked by the Participant within the applicable time period (if any) for revocation in order for the Participant to satisfy any such condition. If any amount payable during a fixed period following termination of employment is subject to such a requirement and the fixed period would begin in one tax year and end in the next tax year, the Company will make such payment during the second taxable year of such fixed period.

(j)    Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

(k)    Awards to Participants Outside the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States or is subject to taxation by a non-U.S. jurisdiction in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, sound business practices and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section 11(k) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Seion 16(b) for the Participant whose Award is modified.

(l)    Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or its Affiliate or in any particular office or position, (ii) interfering in any way with the right of the Company or its Affiliate to terminate any Eligible Person’s or Participant’s employment or service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award or an Option is duly exercised.

(m)    Severability; Entire Agreement. If any of the provisions of this Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

(n)    Plan Effective Date and Termination; Effect on Other Plans. This Plan was originally adopted by the Board of Diretors of the Company on December 14, 2010, subject to the approval of the shareholders of the Company. Such shareholder approval was obtained on April 27, 2010 at which time the Plan was amended and restated. This amendment and restatement of the Plan is effective on February 6, 2014.